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Exhibit 21

List of Subsidiaries

Subsidiaries of International Bancshares Corporation

Name	Business	% of Ownership
IBC Subsidiary Corporation	Bank Holding Company	100%
IBC Life Insurance Company	Credit Life Insurance	100%
IBC Trading Company	Export Trading	100%
IBC Capital Corporation	Investments	100%

Subsidiaries of IBC Subsidiary Corporation

Name	Business	% of Ownership
International Bank of Commerce	State Bank	100%
Commerce Bank	State Bank	100%
International Bank of Commerce, Zapata	State Bank	100%
International Bank of Commerce, Brownsville	State Bank	100%
Gulfstar Group I, Ltd.	Investment and Merchant Banking	70%
Gulfstar Group II, Ltd.	Investment Banking	70%

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  Exhibit 21
List of Subsidiaries